EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of Data Systems & Software Inc.:

     We consent to the incorporation by reference in the registration statements (Nos. 33-88442, 33-99196, 33-94974, 333-65799 and 333-36159 ) on Form S-8 of
Data Systems & Software Inc. of our report dated March 16, 2001 relating to the consolidated balance sheet of Data Systems & Software Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for the year then ended, which report appears in the Annual Report on Form 10-K of Data Systems & Software Inc. for the year ended December 31, 2000, and to the reference to our firm under the heading "Selected Financial Data" in such Form 10-K.

/s/ KPMG LLP

Short Hills, New Jersey
March 28, 2001